Exhibit 10.5

Factory Premise Lease Agreement

Party A:  Huizhou NIVS Audio & Video Technology Company Limited
Party B:  HYUNDAI Light & Electric (HZ) Company Limited

After the friendly consultation between the parties, Party A wishes to lease the factory located at No.29 & 31 Huanzhen West Road, Shuikou Town, Huizhou City to Party B. The parties hereby agree upon the following terms:

1.
Party A shall provide Party B with the factory and dormitory (with a gross area of 5000㎡) and the water, electricity and fire facilities attached for Party B’s use. Party A shall be responsible to fulfill all the formalities with the government authorities as required under the fire prevention law. The term of the lease shall be three years (commencing from July 1, 2008 to June 30, 2010)

2.	The rent for the factory payable by Party B to Party A on a monthly basis shall be RMB25,000 (Twenty-five Hundred Renminbi only), calculated based on a unit price of RMB5.00/㎡.

3.
During the term of the lease, Party B shall be responsible to maintain the fixed assets of Party A. Party B shall not demolish the construction structure of the factory or build additional construction structure in the factory. If there is any artificial damage to the construction, Party B shall be responsible for the repair and reinstitution and to bear all the costs and expenses incurred.

4.
During the term of the lease, Party B shall make use of the factory and dormitory according to the provisions of law and is not allowed to sublease it to any third parties. Otherwise, Party A shall have the right to terminate this agreement due to Party B’s breach of this Agreement.

5.	During the term of the lease of the factory and dormitory, Party B shall pay all charges on time and in accordance with the provisions of law.

6.	During the term of the lease of the factory and dormitory, Party B shall be responsible for all losses resulted from any man-made accidents.

7.	If Party B intends to terminate this Agreement prior to the expiry of the term of lease, it shall provide Party A with a three-month notice in writing and pay Party A with the rents for three months.

8.	While collecting rents, Party A shall provide Party B with the official tax invoices for Party B’s entry of its book of account.

9.
The parties shall perform this Agreement in accordance with the terms herein. Any disputes arising from the contract shall be solved through consultation or mediation by the relevant government authorities. In case that no resolution is reached, either party can bring a lawsuit before the court.

10.	This agreement is prepared in two original copies, each party holding one copy. This agreement will come into effect upon the execution of both parties.

Party A: /s/ ILLEGIBLE	Party B: : /s/ ILLEGIBLE
Huizhou NIVS Audio & Video Technology Company Limited	HYUNDAI Light & Electric (HZ) Company Limited